Exhibit 99
                              FOR IMMEDIATE RELEASE


February 4, 2004

                           THE EASTERN COMPANY REPORTS
                  RESULTS FOR 2003 YEAR-END AND FOURTH QUARTER


Naugatuck, CT-The Eastern Company (AMEX-EML) today announced the operating results for the full year and fourth quarter 2003. Sales for the full year 2003 were $88.3 million, an increase of 8.6% when compared to sales of $81.3 million in 2002. Sales for the fourth quarter of 2003 were $23.3 million, compared to $19.7 million in 2002, an increase of 18%. Sales increases in the fourth quarter were registered in both the Security and Industrial Hardware groups of the Company, while sales in the Metal products group decreased 8.7% in the fourth quarter.

For the full year 2003 net income increased slightly to $3.4 million or $ .92 per diluted share, compared to net income of $3.3 million or $.89 per diluted share, in 2002. Fourth-quarter net income was $529 thousand, or $.14 per diluted share compared to the $1.2 million or $ .32 per diluted share reported in the fourth quarter of 2002.
Leonard F. Leganza, President and CEO stated, "The company, in 2003, experienced robust sales increases in the fourth quarter and full year, which we believe may be an indication of a longer term recovery in the economy and particularly in the markets we serve. However, despite these positive signs in the economy, and the strength shown in our operating units' performance, net income was adversely affected by higher pension and health insurance charges during the year and as compared to the fourth quarter of 2002.

Mr. Leganza continued: "We have continued to undertake these initiatives to improve the long range strength of the company. In that regard, we have increased our investment in Eastern Industrial Shanghai, China in order to be in a more competitive pricing posture, which will be important to all of our operating units. "

The Eastern Company is a 146-year-old leading manufacturer of vehicular and industrial hardware, locks, metal castings, coin collection and smart card products. It operates from nine locations in the U.S., Canada, Mexico, Taiwan and China. The diversity of the Company's products enables it to respond to the changing requirements of a broad array of markets.


Forward-Looking Statements: Information in this news release contains statements which reflect the Company's current expectations regarding its future operating performance and achievements. Actual results may differ due to the many economic uncertainties that affect the Company's business environment. Further information about the potential factors which could affect the Company's financial results are included in the Company's reports and filings with the Securities and Exchange Commission. The Company is not obligated to update or revise the aforementioned statements for those new developments.

Contact:          Leonard F. Leganza or John L. Sullivan III
                  (203) 729-2255



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Statement of Consolidated Income (unaudited)

THE EASTERN COMPANY (AMEX - EML)

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                                            THREE Months Ended                            TWELVE Months Ended

                                        14 wks               13 wks                  53 wks                52 wks
                                     Jan. 3, 2004        Dec. 28, 2002            Jan. 3, 2004         Dec. 28, 2002
                                     ------------        -------------            ------------         -------------
Net Sales                            $ 23,260,651          $19,684,263             $88,306,581            $81,337,207


Net Income After Tax                      528,798            1,178,232               3,361,622              3,291,900


Net Income Per Share:
                Basic                    $   0.15             $   0.32                $   0.93               $   0.91
                Diluted                  $   0.14             $   0.32                $   0.92               $   0.89

Weighted average shares outstandings:
             Basic                      3,614,030            3,633,207               3,620,593              3,631,278
             Diluted                    3,687,052            3,633,207               3,658,965              3,681,084



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